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                                  NSAR ITEM 770


                       VK New York Quality Municipal Trust
                               10f-3 Transactions


   Underwriting #    Underwriting          Purchased From      Amount of Shares    % of Underwriting       Date of Purchase
                                                                 Purchased

       1            Long Island Power       Bear Stearns           4,000,000            0.118%                 05/13/98
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